SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 20, 2011

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793
(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 20, 2011, Bluegreen Corporation (the “Company”) entered into a $30.0 million revolving timeshare receivables hypothecation facility (the “Facility”) with CapitalSource Bank. The Facility provides for advances on eligible receivables pledged under the Facility, subject to specified terms and conditions, during the two-year revolving credit period ending in September 2013. Eligible “A” receivables that meet certain eligibility and FICO® score requirements, which the Company believes are typically consistent with loans originated under its current credit underwriting standards, are subject to an 80% advance rate. The Facility also allows for certain eligible “B” receivables (which have less stringent FICO® score requirements) to be funded at a 45% advance rate. Principal repayments and interest will be paid as cash is collected on the pledged receivables, subject to future required decreases in the advance rate after the two-year revolving credit period, with the remaining balance being due in September 2016. The Facility bears interest at the one-month LIBOR plus 5.75%, subject to a LIBOR floor of 0.75% (6.50% as of September 20, 2011). The Facility includes affirmative, negative and financial covenants and events of default. As of the date of this filing, no amounts are outstanding under the Facility.

The foregoing description of the Facility is qualified in its entirety by reference to the Loan and Security Agreement governing the Facility and related Promissory Note, copies of which are attached hereto as Exhibits 10.100 and 10.101 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.100 - Loan and Security Agreement by and among Bluegreen Corporation, as Borrower, and CapitalSource Bank, as Agent and a Lender, dated September 20, 2011.

10.101 - CapitalSource Bank Promissory Note, dated September 20, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2011

By: /S/ ANTHONY M. PULEO

Anthony M. Puleo

Senior Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

10.100 - Loan and Security Agreement by and among Bluegreen Corporation, as Borrower, and CapitalSource Bank, as Agent and a Lender, dated September 20, 2011.

10.101 - CapitalSource Bank Promissory Note, dated September 20, 2011.